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                                                                   Exhibit 15.1

                     Acknowledgement of Ernst & Young LLP

Board of Directors
Respironics, Inc. and Subsidiaries

We are aware of the incorporation by reference in the Registration Statement (Form S-4) of Respironics, Inc. and Subsidiaries for the registration of 3,032,860 shares of its common stock of our report dated October 23, 2001 relating to the unaudited condensed consolidated interim financial statements of Respironics, Inc. and Subsidiaries that are included in its Form 10-Q for the quarter ended September 30, 2001.

                                          /s/ Ernst & Young LLP

Pittsburgh, Pennsylvania
January 18, 2002